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Exhibit 21

Subsidiary of Qwest Communications International Inc.*	Jurisdiction of Incorporation/Formation
Qwest Capital Funding, Inc.	Colorado
Qwest Communications Corporation	Delaware
Qwest Corporation	Colorado
Qwest Interprise America, Inc.	Colorado
Qwest Services Corporation	Colorado
Qwest Wireless, LLC	Delaware
*
The names of certain subsidiaries have been omitted in accordance with Item 601(b)(21) of Regulation S-K.

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  Exhibit 21